Exhibit 10.103

CONSULTING SERVICES AGREEMENT - Addendum

THIS ADDENDUM to the CONSULTING SERVICES AGREEMENT (the “Agreement”), executed on the date signed below, is effective as of January 1, 2012, and is entered into by and between VG Life Sciences Inc. (formerly Viral Genetics, Inc.) a Delaware corporation with its executive office located at 2290 Huntington Drive, Suite 100, San Marino, California 91108 (the “Company”), and JTL Enterprises Corp, a New York corporation with its executive offices located at 1107 38th Avenue, Seattle, WA 98122 (“Consultant”). The terms “Party” and “Parties” refer to the Company, VG Energy, Inc. and Consultant individually and collectively.

Whereas the Parties have agreed to certain modifications with respect to compensation arrangements to be effective on commencement of this agreement; and

Whereas it is the intention of the Parties that all the terms and conditions included in the Consulting Agreement to which this addendum shall be attached shall apply to this Addendum as if it were part of the agreement, unless specifically modified below.

Therefore the parties hereto for good and valuable consideration agree to the following modifications to the original paragraphs:

2. Fees and Expenses. Attachment A Modified, which is incorporated herein, is a summary of these fees which shall be earned monthly as indicated for each of the 12 months in the period ending December 31, 2012, payable in cash and shares of common stock of the Company and VG Energy. Consultant shall earn and be fully vested in all fees and common shares as services are billed and rendered monthly. Shares of VGLS have been determined utilitizing a price of $0.20 per share of VGLS after giving effect to the 6600:1 reverse split and $0.83 per share of VG Energy.

Consultant may elect, at Consultant’s sole option, to accept restricted shares of the Company and/or VG Energy and common stock purchase warrants in lieu of cash payments based upon a terms and conditions agreed to by the parties hereto. In that event, the Company shall cause certificates and appropriate warrants to be issued within 10 days of notice by Consultant of conversion of delinquent payments.

The Company acknowledges that it is indebted to Consultant for fees related to Services rendered in 2011 pursuant to the proceeding Consulting Services Agreement dated February 9, 2011 and amended June 30, 2011 in the amoun t of $13,750. Further, all cash compensation and stock based compensation for services pursuant to this agreement are currently due and payable.

IN WITNESS WHEREOF, and intending to be legally bound, this Addendum shall be considered as part of the Consulting Agreement between the parties which was effective as of January 1, 2012, an executed copy of which is attached, has been executed by the Company and Consultant effective as of the date first written above.

VG Life Sciences Inc. (formerly Viral Genetics, Inc.)

By: /s/ Haig Keledjian   Date: December 31, 2012

Name and Title: Haig Keledjian, President

JTL Enterprises Corp.

By: /s/ Myron W. Landin   Date: December 31, 2012

Name and Title: Myron W. Landin, President

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